Confidential

February 7, 2007

Mr. Habib Khoury
President
g8wave, Inc.
126 Brookline Ave., Suite 201
Boston, MA 02215

Dear Habib:

New Century Capital Partners, LLC (“NCCP”) is pleased to provide to you our engagement letter to provide to g8wave, Inc. (the “Company”) general financial advice and assistance to help facilitate one or more transactions as set forth below. We are extremely excited about having the opportunity to work with you and your team to assist you in building a dominant, world-class public company.

NCCP will serve as the Company’s financial adviser in connection with one or more of the following transactions: (i) a possible sale, asset acquisition, merger, business combination or similar transaction (“Business Combination”); (ii) an IPO; and/or (iii) a capital raise in the form of a private placement or PIPE (the “Placement”) concurrent with or subsequent to a reverse-merger or similar transaction with or into a public shell (a “reverse-merger IPO”).

It is understood that execution of this Agreement does not assure the successful completion of a Business Combination, IPO, reverse-merger IPO or Placement. This agreement is not a commitment, express or implied, on the part of NCCP to purchase or place any securities and it is acknowledged that any placement of the securities by NCCP will be made on a “best efforts” basis.

I. Services Rendered

1.	In connection with its engagement hereunder, NCCP will:

a.
assist in the drafting and preparation of presentation materials used in connection with investor presentations, and financial projections used in discussions with Business Combination candidates, or for the purposes of completing an IPO or reverse-merger IPO;

b.
assist the Company to decide on pursuing a reverse-merger IPO, a traditional IPO, a Business Combination, or undertake a dual-path strategy of completing both a Business Combination and an IPO, or reverse-merger IPO, in order to maximize the value of the Company;

c.	advise the Company as to the timing, structure and pricing of a Business Combination, IPO, reverse-merger IPO and/or Placement;

d.
identify and contact prospective bidders in a Business Combination, provided that the Company’s prior written consent (including consent transmitted via email or other electronic means) shall be required before NCCP contacts each prospective bidder; and

e.	advise the Company as to the strategy and tactics of negotiations with such prospective bidders and participate in such negotiations.

II. Compensation

2.	As compensation for NCCP's services hereunder, the Company hereby agrees to pay the following fees:

a)
A non-refundable cash retainer fee of $30,000 (the “Retainer Fee”), to be paid $10,000 upon signing of the engagement letter, $10,000 thirty days later and $10,000 sixty days later. The Retainer Fee will be credited dollar for dollar against any fees payable to NCCP pursuant to Sections 2(b) through (e) below.

b)
In the case of a Placement, a cash fee (the “Placement Fee”) equal to six percent (6%) of the gross proceeds of the securities sold to investors in the Placement, other than securities purchased by current stockholders of the Company or investors contacted by such stockholders as listed on Schedule A hereto, as such schedule may amended from time to time in good faith by the parties hereto (the “Excluded Investors”), and the Company shall deliver to NCCP warrants (“Warrants”) to purchase that number of shares of the Common Stock of the Company (the “Common Stock”) equal to five percent (5%) of the number of shares of Common Stock into which the securities sold to investors in the Placement, other than the Excluded Investors, shall be convertible as of the date of issuance (or if no convertible securities are sold, then 5% of the number of shares of Common Stock sold to investors in the Placement, other than the Excluded Investors). The Placement Fee and Warrants are payable immediately upon closing of the Placement. Such Warrants shall have a five (5) year term, an exercise price equal to the conversion price per share of the securities sold in the Placement (or if no convertible securities are sold, then the price per share of the Common Stock sold in the Placement), and cashless exercise provisions. If the Placement is consummated by means of more than one closing, NCCP shall be entitled to the Placement Fees and Warrants provided herein with respect to each such closing.

c)
Should g8wave complete a reverse-merger IPO, NCCP will receive a flat fee of $250,000 (the “Reverse-Merger Fee”). The Reverse-Merger Fee will be in addition to the Placement Fee payable to NCCP, should NCCP raise capital as part of the reverse-merger IPO for which the Reverse-Merger Fee is paid.

d)
Should the Company complete a Business Combination with an entity other than Paid Inc. or the entities listed on Schedule B (the “Excluded Entities”), NCCP will receive a fee of 2.0% of the “Transaction Value” (as defined below) of the Company, up to $20MM; plus 1.5% of the Transaction Value above $20MM, up to $30MM; plus 1% of the Transaction Value above $30MM. Notwithstanding this fee schedule, NCCP will receive a minimum fee of $450,000 payable in cash at the initial closing of the Business Combination.

e)	Should the Company complete a Business Combination with Paid Inc., NCCP will receive a flat fee of $250,000 payable in cash at the initial closing of the Business Combination with Paid Inc.

“Transaction Value” shall be the Aggregate Consideration (as defined below) paid or received, or deemed to be paid or received, in connection with a Business Combination. In the event of a sale of less than 100% of the equity interests of the Company, the Transaction Value shall be calculated as if 100% of the ownership of the equity interests of the Company has been sold by dividing (i) the Aggregate Consideration by (ii) the percentage of ownership which is sold and the quotient thereof shall be the Transaction Value. “Aggregate Consideration” shall be the total proceeds and other consideration paid or received (including assets retained), or to be paid or received, in connection with a Business Combination (which consideration shall be deemed to include amounts in escrow), including, without limitation, the fair market value of (i) all cash; (ii) equity securities (including but not limited to common stock, preferred stock, warrants, options, stock appreciation rights, in each case whether or not vested or issued), equity interests, carried interests and equity reinvestment in the Company (or the resulting entity, in the case of a Business Combination); (iii) straight or convertible debt instruments or other obligations held by the Company or its shareholders and issued by the acquiring company; (iv) interest bearing debt (including capitalized leases) and pension and other unfunded liabilities assumed in connection with a Business Combination; (v) assets or businesses retained by the Company or distributed to its shareholders; (vi) other assets or businesses in which the Company or its shareholders have an interest included in the transaction; (vii) amounts paid to the Company or its shareholders in connection with a non-competition agreement; (viii) lease, royalty, licensing or any similar agreement; (ix) amounts paid, at any time during the period covered by this Agreement, as extraordinary dividends or other compensation paid to the Company’s shareholders in contemplation of a Business Combination; and (x) any shareholder’s obligations, including transaction expenses, which are forgiven or assumed by a purchaser as part of the Business Combination. If any portion of the Transaction Value is not readily determinable as of the Closing, then the Company and NCCP will mutually determine a dollar equivalent by agreement before the Closing.

If certain amounts of the consideration are to be paid at a date or dates after the closing date of the transaction on an undetermined contingent basis (e.g., earn-outs), then the fee payable to NCCP in connection with such amounts shall be calculated and due and payable upon receipt of such amounts by the Company. Notwithstanding the foregoing, any consideration deposited into escrow accounts, evidenced by promissory notes or other debt instruments or payable in a determinable amount in one or more installments after the initial closing (regardless of whether such amounts are subject to offset for indemnification claims), shall be valued at their full face amount and deemed paid at the closing date of the transaction, regardless of when such amount are to be released or paid to the Company or its shareholders.

Notwithstanding anything to the contrary set forth in this Agreement, NCCP shall not be entitled to any fee with respect to any transaction consummated with an Excluded Entity.

3.
Whether or not any transaction contemplated hereunder is consummated, the Company shall promptly reimburse NCCP for all of its reasonable out-of-pocket expenses, incurred in connection with its services hereunder, including fees of outside legal counsel and expenses of travel, printing, shipping/delivery, background checks and other third-party services, up to a maximum amount of $50,000. A reasonably detailed invoice will be submitted to the Company as expenses are incurred and shall be paid in 30 days or less to the extent provided for in this Agreement. It is anticipated that the Company will engage its own legal counsel, accountants, and other professionals as required.

4.
NCCP's engagement hereunder will commence on the date hereof and will continue until 12 months after the date hereof, unless extended by mutual written consent or earlier terminated by either party upon 10 days’ prior written notice; provided, however, that no such termination shall affect the confidentiality obligations of the parties and the right of NCCP to receive the full Retainer Fee, any other fees set forth in Section 2 that have accrued prior to such termination and reimbursement for its out-of-pocket expenses incurred prior to the expiration or termination of this Agreement as described above. In addition, in the event that a Business Combination, IPO, reverse-merger IPO or Placement is consummated within twelve (12) months of the date of termination of this engagement with any party or parties identified or introduced to the Company by NCCP or with whom the Company had discussions or other contact concerning a potential transaction during the term of this Agreement, other than Excluded Investors or an Excluded Entity, NCCP shall be paid the applicable fees set forth in Section 2 above.

5.
The Company recognizes and confirms that NCCP will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that NCCP does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information, unless it has actual knowledge that such information is materially untrue or materially incomplete. The Company hereby warrants that any information contained in the offering materials used in connection with the engagement (excluding any information provided for inclusion therein by NCCP or its representatives) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. The Company will afford prospective investors and bidders acceptable to the Company the opportunity, upon prior notice, during normal business hours, to make inquiries relevant to their investment decisions, so long as such investors or bidders first execute and deliver to the Company a confidentiality agreement reasonably acceptable to the Company. The Company agrees to provide NCCP and the investors and bidders introduced by NCCP with prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in any offering materials containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and an amendment or supplement to such offering materials that will correct such statement or omission. The Company also agrees to provide NCCP (i) copies of any financial reports as soon as reasonably practicable, and (ii) such other information concerning the business and financial condition of the Company as NCCP may from time to time reasonably request during the term of the agreement.

The Company agrees that any information or advice rendered by NCCP or its representatives in connection with this engagement is for the confidential use of the Company and its representatives and advisors only and, except as otherwise required by law, the Company will not disclose or otherwise refer to such advice or information in any manner without NCCP’s prior written consent.

NCCP agrees (a) to hold and maintain all information provided by or related to the Company (“Company Confidential Information”) in strictest confidence and to take reasonable precautions to protect such information (including, without limitation, all precautions NCCP employs with respect to its confidential materials); (b) not to divulge any Company Confidential Information or any information derived there from to any third person without prior written consent of Company; and (c) except in furtherance of its engagement hereunder, not to make any use whatsoever at any time of such Company Confidential Information. NCCP may make disclosures required by court order or governmental agency, provided it uses reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order, and provided that Company has received prompt notice and the opportunity to participate in the proceeding prior to making such disclosure. For purposes of this paragraph, the term “Company Confidential Information” does not include information that: (a) is or becomes generally available to the public or within the public domain (other than as a result of acts by NCCP in violation of this Agreement); (b) is or becomes available to NCCP from a source (other than Company or any of its representatives) which is not prohibited from disclosing such information to the party receiving such information by a contractual, legal, or fiduciary obligation; or (c) was previously independently conceived, discovered, or developed by NCCP without access to, or knowledge of, the Company Confidential Information.

6.
The Company and NCCP each represent to the other that there is no other person or entity that is entitled to a finder's fee or any type of brokerage commission in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.

7.
In connection with any Placement, the Company will promptly, from time to time, take such action as may reasonably be required to qualify the securities being offered in such Placement for an exemption from the registration requirements under the securities laws of the United States and any applicable state.

8.
If a transaction contemplated hereunder is consummated, NCCP may, at its own expense, place customary announcements or advertisements in financial newspapers and journals describing its services hereunder, provided that the content of any such announcements or advertisements shall be approved in writing (including via email) by the Company, which approval shall not be unreasonably withheld.

9.
This agreement is governed by the laws of the State of California, U.S.A. without regard to conflicts of law principles. The Company and NCCP agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by NCCP hereunder. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and any related agreements, schedules and exhibits entered into between the Company and NCCP in connection herewith shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. All judicial proceedings brought by or against the Company or NCCP or their respective stockholders or affiliates with respect to this agreement, any related agreement or the engagement may be brought in any state or federal court of competent jurisdiction in Los Angeles County, California. By execution and delivery of this agreement, the Company and NCCP accepts for itself and in connection with its properties, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. The Company and NCCP hereby waive any claim that such jurisdiction is an inconvenient forum or an improper forum based on lack of venue.

10.
The Company acknowledges that NCCP is acting as an independent contractor in connection with its engagement hereunder and not in any other capacity including as a fiduciary. NCCP shall render the services hereunder in a professional manner consistent with industry practice. Neither this engagement nor the delivery of any advice in connection with this engagement is intended to confer rights upon any persons that are not a party hereto.

11.
All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, if to New Century Capital Partners, 1999 Ave. of the Stars, Suite 1100, Los Angeles, CA 90067, Attention: Mark J. Salter, with a copy to Attention: Office of General Counsel, and if to g8wave, Inc., 126 Brookline Ave., Suite 201 Boston, MA 02215, Attention: Habib Khoury. Any notice delivered personally shall be deemed given upon receipt; any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

12.
The Company acknowledges that NCCP is an advisory/investment banking firm and as such engages in a broad range of securities activities and financial services and does not and will not be working exclusively for the Company in the industry which is the subject of this engagement, and agrees that it does not now nor will the Company in the future object to such non-exclusivity to the Company under this Agreement or otherwise.

13.
It is specifically understood that the Company will not base its decisions solely on NCCP’s advice, but will also rely on the advice of the Company’s legal, tax and other business advisors and such other factors that it or they consider appropriate.

14.
The Company and NCCP have entered into a separate letter agreement, dated the date hereof, providing for the indemnification of NCCP in connection with NCCP’s engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

15.	This Agreement shall not give rise to any express or implied commitment by NCCP to purchase or place any securities of the Company.

16.
Simultaneous Engagement; Waiver. As you are aware, we have also been retained by Paid Inc. as its financial advisor in connection with a potential Business Combination transaction with the Company. In order to avoid potential conflicts of interest that may arise as a result of this simultaneous engagement, our role in connection with a potential Business Combination with Paid, Inc. shall be that of a facilitator and not a proponent for either the Company or Paid, Inc. We will not engage in any activities for the benefit of one party that are detrimental to the other party. As a result, the services we provide to you in connection with a Business Combination with Paid, Inc. may be limited. By executing and returning a copy of this Agreement, you specifically agree to our representation of Paid, Inc. and specifically waive any actual or potential conflict of interest that may arise as a result of such simultaneous engagement.

We look forward to working with you on this important engagement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours, New Century Capital Partners

By	/s/ Mark Salter
Mark Salter
Managing Director

Accepted and agreed to as of
The date set forth above:

g8wave, Inc.

By	/s/ Habib Khoury
Habib Khoury
President

Schedule A

Excluded Investors

[TO BE LISTED]

Schedule B

Excluded Entities

[TO BE LISTED]

February 7, 2007

NEW CENTURY CAPITAL PARTNERS LLC

Ladies and Gentlemen:

In connection with the engagement by letter agreement of even date of New Century Capital Partners LLC (“NCCP”) to assist us with the potential investment in or business combination involving the Company, including modifications or future additions to such engagement and related activities prior to the date of this agreement (the “engagement”), we agree that we will indemnify and hold harmless you and your affiliates and their respective directors, officers, agents and employees and each other person controlling (within the meaning of the Securities Exchange Act of 1934, as amended) you or any of your affiliates (collectively, the “indemnified parties”), to the full extent lawful, from and against any losses, expenses, claims or proceedings (collectively, “losses”) (i) related to or arising out of oral or written information provided by us, our employees or our other agents, which information either we or you (with our prior written consent, including via email) provide to any actual or potential buyers, sellers, investors or offerees, or (ii) otherwise related to or arising out of the engagement or any transaction or conduct in connection therewith, except with respect to any losses to the extent such losses have resulted from the gross negligence, bad faith or willful misconduct of any indemnified party.

In the event that the foregoing indemnity is held by a court of competent jurisdiction to unenforceable as against public policy with respect to any indemnified party, we agree to contribute to any losses that would otherwise be indemnifiable pursuant to the foregoing paragraph in such proportion as is appropriate to reflect the relative benefit to and fault by indemnified parties, on the one hand, and to and by us and our security holders, on the other hand, from the actual or proposed transaction arising in connection with the engagement. Benefits received by us and our security holders shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, issuable, exchangeable or transferable in such transaction or proposed transaction, and benefits received by an indemnified party shall be deemed to be equal to the compensation paid by us to such indemnified party in connection with the engagement (exclusive of amounts paid for reimbursement of expenses). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by us or other conduct by us (or our employees or other agents), on the one hand, or by an indemnified party, on the other hand. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding anything to the contrary above, in no event shall you be responsible for any amounts in excess of the amount of the compensation actually paid by us to you in connection with the engagement (exclusive of amounts paid for reimbursement of expenses).

NCCP agrees to notify the Company promptly after receipt of notice of any claim or the commencement of any action or proceeding with respect to which an indemnified party intends to seek indemnification hereunder. We shall, at our election, have the right to assume the defense of any such claim, action or proceeding. We agree that we will not, without prior written consent of NCCP, settle any pending or threatened claim for which we have assumed the defense unless such settlement includes a provision unconditionally releasing you and each other indemnified party from, and holding all such persons harmless against, all liability in respect of claims by any releasing party related to or arising out of the engagement or any transactions or conduct in connection therewith. We shall not be liable for any settlement of any such action or proceeding if such settlement is effected without our written consent not to be unreasonably withheld. We will also promptly reimburse each indemnified party for all reasonable out of pocket expenses (including reasonable counsel fees and expenses) as they are incurred by such indemnified party in connection with investigating, preparing for, defending, or providing evidence in, any pending or threatened claim or proceeding related to or arising out of the engagement or any actual or proposed transaction or other conduct in connection therewith or otherwise in respect of which we have indemnification or contribution obligations hereunder (whether or not you or any indemnified party is a party to such claim or proceeding) or in successfully enforcing this agreement.

We further agree that no indemnified party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or any of our affiliates, officers, directors, employees, creditors or security holders for or in connection with the engagement or any actual or proposed transactions or other conduct in connection therewith except for losses incurred by such parties to the extent such losses are finally judicially determined to have resulted from the gross negligence, bad faith, or willful misconduct of such indemnified party.

The foregoing agreement is in addition to any rights we or you may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, permitted assigns, and personal representatives of us, you, and each indemnified party. This agreement is governed by the laws of the State of California, without regard to such state’s rules concerning conflicts of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement is waived. This agreement shall remain in full force and effect notwithstanding the completion or termination of the engagement.

Very truly yours,

G8WAVE, INC

By:	/s/ Habib Khoury
Habib Khoury
President

Agreed:

NEW CENTURY CAPITAL PARTNERS LLC.

By	/s/ Mark J. Salter
Mark J. Salter
Managing Director